VEDDER PRICE

                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                               222 NORTH LASALLE STREET
                                               CHICAGO, ILLINOIS 60601
                                               312-609-7500
                                               FACSIMILE: 312-609-5005

                 A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
               WITH OFFICES IN CHICAGO, NEW YORK CITY AND LIVINGSTON, NEW JERSEY

                                                                October 23, 2002


Hilliard Lyons Research Trust
501 South 4th Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Hilliard Lyons Research Trust, a Delaware statutory trust (the "Trust"), in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the Senbanc Fund (the "Fund"), the sole initial series of the Trust.

         We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Trust's Declaration of Trust dated January 12, 1999, as amended by the Written Instrument Amending the Declaration of Trust dated May 4, 1999, and the By-Laws of the Trust dated January 12, 1999, as amended May 4, 1999, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Trust on May 4, 1999 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that
(a) the Trust is a duly formed and validly existing statutory trust under the laws of the State of Delaware (commonly known as a Delaware statutory business trust) and is authorized to issue an unlimited number of Shares in the Fund; and
(b) presently and upon such further issuance of the Shares for cash at net asset value plus any applicable front-end sales charges and receipt by the Trust of a purchase price not less than the net asset value thereof and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming the Trust continues to validly exist as provided in (a) above, the Shares of the Fund are and will be legally issued and outstanding, fully paid and nonassessable.

VEDDER PRICE

Hilliard Lyons Research Trust
October 23, 2002
Page 2

         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                           Very truly yours,

                                           /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ




                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/JAA